Exhibit 12(c)

RMB Investors Trust

Approval of Audit, Audit-Related, Tax and Other Services

Provided by the Independent Registered Public Accounting Firm

Section I – Policy Purpose and Applicability

RMB Investors Trust (the “Trust”) recognizes the importance of maintaining the independence of its independent registered public accounting firm (the “auditors”). Maintaining independence is a shared responsibility involving the Trust’s management, its audit committee and its auditors.

The Trust, on behalf of its series (the “Funds”), recognizes that the auditors: 1) possess knowledge of the operations of the Funds, 2) are able to incorporate certain services into the scope of their audit of the Funds’ financial statements, thereby avoiding redundant work, cost and disruption of Fund personnel and processes, and 3) have expertise that has value to the Funds. As a result, there are situations where it is desirable to use the auditors for services in addition to the annual audit and where the potential for conflicts of interests are minimal. Consequently, this policy, which is intended to comply with Regulation S-X Rule 2-01(c)(7), sets forth guidelines and procedures to be followed by the Funds when retaining the auditors to perform audit, audit-related, tax and other services under those circumstances, while also maintaining independence.

Approval of a service in accordance with this policy for a particular Fund shall also constitute approval, subject to the same terms and conditions, for any other Fund whose pre-approval is required pursuant to Regulation S-X Rule 2-01(c)(7)(ii). This policy shall apply both to Funds existing on the date of its adoption and to Funds created thereafter.

In addition to the procedures set forth in this policy, any non-audit services that may be provided consistently with Regulation S-X Rule 2-01 may be approved by the Audit Committee itself (or such member or members of the Audit Committee as the Audit Committee may authorize to grant such approval) and any pre-approval that may be waived in accordance with Regulation S-X Rule 2-01(c)(7)(i)(C) is hereby waived.

Selection of the auditors and their compensation for purposes of the annual audit shall be determined by the Audit Committee and shall not be subject to this policy.

Approved: March 2008

Amended: March 2011

Amended: March 2017

Section II – Policy Detail

Service Category	Service Category Description	Specific Pre-Approved Service Subcategories	Audit Committee Approval Policy	Audit Committee Reporting Policy
1. Audit Services	Services that are directly related to performing the independent audit of the Funds’ financial statements

• Accounting research assistance

• SEC consultation, registration statements, and reporting

• Tax accrual related matters

• Implementation of new accounting standards

• Compliance letters (e.g., rating agency letters)

• Regulatory reviews and interpretive assistance regarding financial matters

• Semi-annual report reviews (if requested by the Audit Committee)

• Attest and agreed upon procedures required by statute

• “One-time” pre-approval for the audit period for all pre-approved specific service subcategories. Approval of the auditors as the independent registered public accounting firm for a Fund for a fiscal year shall constitute pre-approval for these services for such fiscal year.

• A summary of all such services and related fees reported at each regularly scheduled Audit Committee meeting.
2. Audit-Related Services

Services which are not prohibited under Regulation S-X Rule 2-01(C)(4) (the “Rule”) and are related extensions of the audit services, support the audit, or use the knowledge/expertise gained from the audit procedures as a foundation to complete the project. In most cases, if the Audit-Related Services are not performed by the auditors, the scope of the Audit Services would likely increase. The Services are typically well-defined and governed by accounting professional standards (AICPA, SEC, etc.)

• AICPA attest and agreed-upon procedures

• Attest or agreed-upon procedures not required by statute or SEC or accounting regulations

• Technology control assessments

• Financial reporting control assessments

• Enterprise security architecture assessment

• Advice to Fund management as to accounting or disclosure treatment of transactions or events

• Advice to management as to accounting or disclosure treatment, or actual or potential impact of final or proposed rules, standards or interpretations of the SEC, FASB or other regulatory or standard setting bodies

• “One-time” pre-approval for a calendar year within a specified dollar limit ($25,000 in the aggregate for all pre-approved specific service subcategories for all Funds).

• Specific approval is needed to exceed the pre-approved dollar limit for these services (see general Audit Committee approval policy below for details on obtaining specific approvals).

• Specific approval is needed to use the auditors for Audit-Related Services not denoted as “pre-approved” in the column immediately to the left, or to add a specific service subcategory as “pre-approved.”

• A summary of all such services and related fees (including comparison to specified dollar limits) reported semi-annually to the Audit Committee.

Section II – Policy Detail, continued

Service Category	Service Category Description	Specific Pre-Approved Service Subcategories	Audit Committee Approval Policy	Audit Committee Reporting Policy
3. Tax Services

Tax services which are not prohibited by the Rule, if an officer of the Trust determines that using the auditors to provide these services creates significant synergy in the form of efficiency, minimized disruption, or the ability to maintain a desired level of confidentiality.

• Tax planning and support

• Tax controversy assistance

• Tax compliance, tax returns, excise tax returns and support

• Tax opinions

• Tax analysis regarding possible proposals for fund liquidations or reorganizations

• Tax analysis relating to particular types of securities or corporate action events

• Tax services relating to RIC qualification, shareholder reporting, information reporting, determining distributable income and gain, tax elections

• Tax services related to addition of new funds (i.e., start up issues, initial diversification and related matters)

• “One-time” pre-approval for a calendar year within a specified dollar limit ($25,000 in the aggregate for all pre-approved specific service subcategories for all Funds).

• Specific approval is needed to exceed the pre-approved dollar limits for these services (see general Audit Committee approval policy below for details on obtaining specific approvals).

• Specific approval is needed to use the auditors for tax services not denoted as “pre-approved” in the column immediately to the left, or to add a specific service subcategory as “pre-approved.”

• A summary of all such services and related fees (including comparison to specified dollar limits) reported semi-annually to the Audit Committee.

Section II – Policy Detail, continued

Service Category	Service Category Description	Specific Pre-Approved Service Subcategories	Audit Committee Approval Policy	Audit Committee Reporting Policy
4. Other Services – Synergistic, unique qualifications

Other services which are not prohibited by the Rule, if an officer of the Trust determines that using the auditors to provide these services creates significant synergy in the form of efficiency, minimized disruption, the ability to maintain a desired level of confidentiality, or where the auditors possess unique or superior qualifications to provide these services, resulting in superior value and results for the Fund.

• Business Risk Management support • Other control and regulatory compliance projects, including Rule 17f-2 “self-custody” verification for the Funds

• “One-time” pre-approval for a calendar year within a specified dollar limit ($25,000 in the aggregate for all pre-approved specific service subcategories).

• Specific approval is needed to exceed the pre-approved dollar limits for these services (see general Audit Committee approval policy below for details on obtaining specific approvals).

• Specific approval is needed to use the auditors for “Synergistic” or “Unique Qualifications” or Other Services not denoted as “pre-approved” in the column immediately to the left, or to add a specific service subcategory as “pre-approved.”

• A summary of all such services and related fees (including comparison to specified dollar limits) reported semi-annually to the audit committee.

Section II – Policy Detail, continued

Service Category	Service Category Description	Specific Prohibited Service Subcategories	Audit Committee Approval Policy	Audit Committee Reporting Policy
Prohibited Services	Services which result in the auditors losing independence status under the Rule.

1.    Bookkeeping or other services related to the accounting records or financial statements of the audit client*

2.    Financial information systems design and implementation*

3.    Appraisal or valuation services, fairness* opinions, or contribution-in-kind reports

4.    Actuarial services (i.e., setting actuarial reserves versus actuarial audit work)*

5.    Internal audit outsourcing services*

6.    Management functions or human resources

7.    Broker or dealer, investment advisor, or investment banking services

8.    Legal services

9.    Expert services unrelated to the audit

10.  Any other service that the Public Company Accounting Oversight Board determines, by regulation, is impermissible

			• These services are not to be performed with the exception of the services denoted by an asterisk (*) (subcategories 1 through 5 in the column immediately to the left) that may be permitted if they would not be subject to audit procedures at the audit client (as defined in Rule 2-01(f)(4)) level by the firm providing the service.	• A summary of all services and related fees reported at each regularly scheduled Audit Committee meeting will serve as continual confirmation that has not provided any restricted services.

General Audit Committee Approval Policy:

•     For all projects, the officers of the Trust and the auditors will each make an assessment to determine that any proposed projects will not impair the auditors’ independence.

Potential services by the auditors will be classified by officers of the Trust and the auditors into the four non-restricted service categories denoted by Sections I-IV above and this “Approval of Audit, Audit-Related, Tax and Other Services” Policy above will be applied. Any services outside the specific pre-approved service subcategories set forth in this Policy must be specifically approved by the Audit Committee (or such member or members of the Audit Committee as the Audit Committee may authorize to grant such approval).

•     Annually, the Audit Committee shall review a report summarizing the services by service category, including fees, provided by the Audit firm as set forth in the above policy.